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As Filed with the Securities and Exchange Commission on June 17, 2004

Registration No. 333-116360

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDIS TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	3629 (Primary Standard Industrial Classification Code Number)	13-3669062 (I.R.S. Employer Identification Number)

805 Third Avenue
New York, New York 10022
(212) 935-8484
(Address and Telephone Number of Registrant's Principal Executive Offices)

Robert K. Lifton
Chairman and Chief Executive Officer
Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022
(212) 935-8484
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Ira I. Roxland, Esq.
Stephen E. Fox, Esq.
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700
Fax: (212) 768-6800

        Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

        Pursuant to Rule 429 promulgated under the Securities Act of 1933, the prospectus forming a part of this Registration Statement on Form S-1 also relates to the Registrant's Registration Statement on Form S-3 (Registration No. 333-63874), effective on July 17, 2001, the Registrant's Registration Statement on Form S-4 to Form S-3 (Registration No. 333-107801), effective on October 17, 2003, the Registrant's Registration Statement on Form S-3 (Registration No. 333-112623), effective on February 13, 2004, and the Registrant's Registration Statement on Form S-3 to Form S-1 (Registration No. 333-73276), effective on November 26, 2002.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee	$385
Legal Fees and Expenses	5,000	*
Accounting Fees and Expenses	5,000	*
Printing Expenses	2,000	*
Miscellaneous Expenses	2,615	*

Total	$15,000	*

*
Estimated

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        The Registrant's Bylaws provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

Item 15. Recent Sales of Unregistered Securities

        Since May 2001, the Registrant has issued the following securities that were not registered under the Securities Act of 1933:

        In May and June 2001, we sold in private placements to accredited investors an aggregate of 660,688 units, each unit consisting of one share of our common stock and a warrant to purchase one share of common stock, at a price of $16.00 per unit, for aggregate gross proceeds of approximately

$10,571,000. Warrants issued with 413,500 units have an exercise price of $18.00 per share and warrants issued with 247,188 units have an exercise price of $19.00 per share. All of such warrants are exercisable for two years from their respective issue date. The Company's chief executive officer and its president each purchased 15,625 units and Israel Aircraft Industries Ltd., the Company's largest stockholder, purchased 12,500 units. The placement agents for the sale of certain units were McDonald Investments Inc. and Atlas Capital Services, Inc. We paid commissions and other expenses to the placement agents aggregating approximately $188,000.

        In July 2001, an existing warrantholder exercised warrants to purchase 10,275 shares of our common stock, for an aggregate exercise price of $38,000.

        In February and March 2002, certain of our officers and employees exercised outstanding options to acquire an aggregate of 66,180 shares of our common stock, for aggregate proceeds of approximately $309,000.

        On March 14, 2003, we issued to one of our officers 120,000 shares of our common stock, as partial payment of the purchase price for the remaining 7% of More Energy Ltd., an Israeli corporation, we did not already own. The common stock was valued at $4.374 per share, or an aggregate of approximately $525,000.

        On April 1, 2003, we granted to a consultant warrants to purchase an aggregate of 50,000 shares of our common stock, in connection with a consulting agreement of the same date. Such warrants provide for an exercise price of $5.35 per share and expire three years from the date of the grant. Warrants to purchase 25,000 shares vest one year from the date of the grant and warrants to purchase the remaining 25,000 shares vest two years from the date of the grant; provided that if we do not extend the term of the consulting agreement for a second twelve month period, all of the warrants shall vest one year from the date of the grant.

        In January 2004, we sold in a private placement to accredited investors an aggregate of 1,425,000 share of our common stock for aggregate gross proceeds of approximately $14,588,000. The placement agent for the sale of an aggregate of 510,000 of such shares was Stonegate Securities, Inc. We paid commissions and other expenses to Stonegate Securities aggregating approximately $255,000.

        During the three months ended March 31, 2004, warrant holders exercised outstanding warrants to acquire 12,950 shares of our common stock, at an exercise price of $5.00 per share, for aggregate proceeds of approximately $64,750.

        Exemption from registration under the Securities Act of 1933, as amended, in connection with the foregoing transactions, is claimed under Section 4(2) of the Securities Act as a transaction or transactions by the issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  The following is a list of Exhibits filed herewith as part of the registration statement:
3	(i)	Restated Certificate of Incorporation of Medis Technologies Ltd. (1)
3	(ii)	Restated By-Laws of Medis Technologies Ltd., as amended (1)
4.1		Form of certificate evidencing shares of common stock (1)
5.1		Opinion of Sonnenschein Nath & Rosenthal LLP
10.1		Medis Technologies Ltd.'s 1999 Stock Option Plan (1)
10.2		Employment Agreement dated November 2, 2000 between Zvi Rehavi and Medis El Ltd. (2)
10.3		Employment Agreement dated March 23, 1999 between Israel Fisher and Medis El Ltd. (2)

10.4		Loan Agreement dated as of December 29, 2000 between Fleet National Bank, as the lender and Medis Technologies Ltd., as the borrower (2)
10.5		Amendment to Loan Agreement dated October 24, 2002 but effective as of September 30, 2002 between Medis Technologies Ltd. and Fleet National Bank (3)
10.6		Amendment No. 2 to Loan Agreement dated as of December 29, 2000 between Fleet National Bank, as the lender and Medis Technologies Ltd., as the borrower, dated February 20, 2003 (4)
10.7		Technology Development Agreement dated as of December 14, 1998 by and between Medis El Ltd. and The Coca-Cola Company (1)
10.8		Strategic Agreement dated April 5, 2001 by and between General Dynamics Government Systems Corporation and Medis Technologies Ltd. (2)
10.9		Option Agreement dated November 9, 2000, by and between Medis Technologies Ltd. and Gennadi Finkelstein, and amendment thereto (2)
10.10
Letter Agreement dated March 14, 2003 by and between Medis Technologies Ltd. and Gennadi Finkelshtain, amending the exercise terms of the Option Agreement dated November 9, 2000 and exercising the option in full (4)
10.11		Letter Agreement dated June 1, 1993 between Medis El Ltd. and The Industrial Research and Development Institute of the Chief Scientist's Office of the State of Israel (5)
10.12		Agreement dated October 17, 1991 between Bar-Ilan University and Israel Aircraft Industries Ltd. (5)
10.13		Amendment of License dated August 8, 1992 between Bar-Ilan University and Israel Aircraft Industries Ltd. and Medis El (5)
10.14
Assignment of License Agreement between Israel Aircraft Industries between Israel Aircraft Industries Ltd. and Bar-Ilan University dated August 13, 1992 between Israel Aircraft Industries Ltd. and Medis Israel Ltd. (5)
10.15		Letter Agreement dated July 18, 1996 between Medis El Ltd. and Bar-Ilan University (5)
10.16		Agreement to Employ a Subcontractor dated as of December 11, 2001 between Elbit Systems Ltd. and More Energy Ltd. (5)
10.17		Consultancy Agreement dated as of January 2, 2000 between Medis Technologies Ltd. and Robert K. Lifton (6)
10.18		Consultancy Agreement dated as of January 2, 2000 between Medis Technologies Ltd. and Howard Weingrow (6)
10.19		Amendment No. 3 to Loan Agreement dated December 29, 2000 between Fleet National Bank, as the lender, and Medis Technologies Ltd., as the borrower, dated September 30, 2003 (7)
10.20	**	Distribution Agreement dated as of March 9, 2004 by and between ACCO Brands, Inc. through its Kensington Technology Group, and Medis Technologies Ltd. (7)
10.21	**	Product and Manufacturing Development Agreement made as of May 3, 2004, between Medis Technologies Ltd. and Flextronics International Ltd.(8)
10.22	**	Development Agreement dated May 25, 2004 between Eastman Kodak Company and Medis Technologies Ltd. (9)
21.1		Subsidiaries of the Registrant (5)
23.1		Consent of Arthur Andersen, LLP (10)

23.2	*	Consent of Ernst & Young LLP
23.3	*	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global
23.4		Consent of Sonnenschein Nath & Rosenthal LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on the signature page of Part II of this Registration Statement)

*
Previously filed with this Registration Statement.

**
Portions of this document have been omitted and submitted to the Secretary of the Securities and Exchange Commission for application for "Confidential Treatment."

(1)
Filed as an exhibit to the Registration Statement on Form S-1, as amended (File No.: 333-83945), of Medis Technologies Ltd. and incorporated herein by reference.

(2)
Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2000 of Medis Technologies Ltd. and incorporated herein by reference.

(3)
Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 of Medis Technologies Ltd. and incorporated herein by reference.

(4)
Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2002 of Medis Technologies Ltd. and incorporated herein by reference.

(5)
Filed as an exhibit to the Registration Statement on Form S-1, as amended (File No.: 333-73276), of Medis Technologies Ltd. and incorporated herein by reference.

(6)
Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2001 of Medis Technologies Ltd. and incorporated herein by reference.

(7)
Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2003 of Medis Technologies Ltd. and incorporated herein by reference.

(8)
Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 of Medis Technologies Ltd. and incorporated herein by reference.

(9)
Filed as an exhibit to the Current Report on Form 8-K dated May 26, 2004 of Medis Technologies Ltd. and incorporated herein by reference.

(10)
The consolidated financial statements of the Registrant for the year ended December 31, 2001 included in this Registration Statement on Form S-1, have been audited by Arthur Andersen LLP, independent public accountants ("AA"). However, after reasonable efforts, the Registrant has been unable to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in the Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of AA in reliance upon Rule 437a of the Securities Act of 1933, as amended. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of the Registrant which are incorporated in the Registration Statement by reference.

(b)
Financial Statement Schedules

        None

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total Dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

          (c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (4)   That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of June, 2004.

MEDIS TECHNOLOGIES LTD.

By:	/s/ ROBERT K. LIFTON Robert K. Lifton Chairman and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ ROBERT K. LIFTON Robert K. Lifton	Chairman and Chief Executive Officer, Secretary and Director (Principal Executive Officer)	June 17, 2004
/s/ HOWARD WEINGROW Howard Weingrow	President, Treasurer and Director	June 17, 2004
* Israel Fisher	Senior Vice President-Finance (Principal Financial Officer)	June 17, 2004
* Jacob S. Weiss	Senior Vice President-Business Development and Director	June 17, 2004
* Michael S. Resnick	Vice President and Controller (Principal Accounting Officer)	June 17, 2004
* Amos Eiran	Director	June 17, 2004
* Zeev Nahmoni	Director	June 17, 2004
* Jacob E. Goldman	Director	June 17, 2004
* Philip Weisser	Director	June 17, 2004
* Mitchell H. Freeman	Director	June 17, 2004
*
Robert K. Lifton, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.
June 17, 2004	/s/ ROBERT K. LIFTON Robert K. Lifton

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES